Exhibit 10.3

SECOND AMENDMENT TO
PORT OF DUBUQUE PUBLIC PARKING FACILITY
DEVELOPMENT AGREEMENT

This Second Amendment to Port of Dubuque Public Parking Facility Development Agreement (the “Second Amendment”) is made as of this 6th day of August, 2007 by and between the City of Dubuque, Iowa, a municipal corporation of the State of Iowa (the “City”) and Diamond Jo, LLC (f/k/a DJ Gaming Company, LLC), a Delaware limited liability company (“DJ”).

WHEREAS, the City and DJ are parties to a Port of Dubuque Public Parking Facility Development Agreement dated as of February 5, 2007 (the “Original Development Agreement”), as amended by that First Amendment to Port of Dubuque Public Parking Facility Development Agreement approved by the City Council of the City on May 21, 2007 (the “First Amendment”) (the Original Development Agreement as amended by the First Amendment shall be referred to herein as the “Development Agreement”); and

WHEREAS, City and DJ now desire to further amend the Development Agreement as set forth herein.

NOW, THEREFORE, the City and DJ agree that the Development Agreement is hereby amended to read as follows:

Section 1.               Section 1.2(5)(d) of the Development Agreement shall be deleted and replaced with the following provision:

(d)            Upon acceptance of the Public Parking Facility by the City Council and after payment by City of all costs for the design and construction of the Public Parking Facility, City shall refund to DJ any balance in the Escrow Fund, if any, and all interest earned on the Initial Advance.  Any remaining proceeds of the Bonds described in Section 2.3 shall be applied as set forth in the resolution of the City Council authorizing their issuance and Section 2.3(4).

Section 2.               Section 2.3(4) of the Development Agreement shall be deleted and replaced with the following provision:

(4)            Proceeds of the Bonds shall be applied only to the payment of capitalized interest thereon (if necessary), debt service reserve funding, costs of issuance, and the payment of the costs of the design and construction of the Public Parking Facility, including the funding of a contingency amount equal to 10% of the fixed price, GMP for the Public Parking Facility as provided in Section 1.2(5) above (the “Contingency Amount”).  The terms of the Bonds shall provide in substance that the portion of the Bonds issued for the payment of the costs of the design and construction of the Public Parking Facility, including the funding of the Contingency Amount and including the Bonds issued  in anticipation of the construction of the North Facade Alternate, plus any income earned thereon, and not so used for that purpose, shall be used by the City to defease or call Bonds.

Section 3.               Except as amended herein, all other terms and provisions of the Development Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Second Amendment to be duly executed on or as of the day first above written.

CITY OF DUBUQUE, IOWA

		By:	/s/ Roy D. Buol
Roy D. Buol, Mayor

ATTEST:

By:	/s/ Jeanne F. Schneider
Jeanne F. Schneider, City Clerk
DIAMOND JO, LLC

		By:	/s/ Natalie Schramm
		Its:	Chief Financial Officer